EXHIBIT 99.2
FOR IMMEDIATE RELEASE:

May 25, 2010

Toshiba and Babcock & Wilcox Announce Definitive Agreement to Invest in USEC

Goal Is to Enable Successful Deployment of Leading Edge Uranium Enrichment Technology for Commercial Nuclear Power Plants

-Boost for Nuclear Renaissance; Support for Ohio-based American Centrifuge Project-

WASHINGTON AND TOKYO – (May 25, 2010)  In a sign that the future of nuclear energy is bright, USEC Inc. (NYSE: USU), a global nuclear fuel and technology company, today announced that nuclear industry leaders Toshiba Corporation (TOKYO: 6502) and Babcock & Wilcox Investment Company, an affiliate of The Babcock & Wilcox Company (B&W), have signed a definitive agreement to make an investment in USEC over three phases, each of which is subject to satisfaction of specific preconditions, including regulatory approvals. The $200 million investment, shared equally between Toshiba and B&W, will strengthen the deployment of the American Centrifuge Plant and create key new business opportunities throughout the nuclear fuel cycle. Both companies, with their deep experience in the nuclear field, consider the investment agreement as an important strategic initiative.

“We have decided to make this investment in American know-how and American technology in order to produce more uranium fuel for the growing worldwide nuclear power market with high confidence in USEC as a leading supplier of low enriched uranium.  Toshiba has intensified its front-end supply chain by executing various programs.  Along with these efforts, the investment in USEC will strengthen the nuclear fuel supply chain,” said Yasuharu Igarashi, corporate senior vice president of Toshiba.  “The nuclear renaissance is moving forward and this investment will help power its growth by securing the supply of uranium fuel for existing and potential customers.”

 Brandon Bethards, president and CEO of B&W, said, “This agreement will allow B&W to explore broader energy opportunities globally through expanded strategic relationships with Toshiba and USEC, as well as further enhance our already-strong relationship with the U.S. Department of Energy. This initiative further solidifies our position as a key contributor to a successful nuclear renaissance.”

USEC Inc. is a leading supplier of enriched uranium fuel for commercial nuclear power plants.  USEC 2009 revenues were more than $2 billion.

“This is a new day for USEC in the era of nuclear power, and we’re heartened by these votes of confidence in USEC and the American Centrifuge Project from two global leaders in the nuclear power industry,” said John Welch, USEC president and CEO.  “The agreement accelerates our

-more-

Toshiba and Babcock & Wilcox Announce Investments in USEC

recent momentum and addresses a key issue in our sustained drive to deploy the innovative American Centrifuge technology.  The strategic relationship between our companies will also create new business opportunities across the entire nuclear fuel cycle.”

The agreement comes at a time when the federal government is considering issuing a loan guarantee to support completion of USEC’s American Centrifuge Project, a next-generation uranium enrichment facility to be built in Piketon, Ohio.  The project is based on the use of highly efficient centrifuges to produce uranium fuel.  USEC is operating a cascade of centrifuge machines in a commercial plant configuration, collecting data and experience in preparation for transitioning into full commercial operation.  USEC employees in several states are also involved in the design, development, testing and manufacturing of the centrifuge machines.  If successful in obtaining a loan guarantee, the American Centrifuge Project could create at the peak of construction nearly 8,000 jobs, with almost half located in Ohio.

The investment is subject to applicable regulatory reviews.

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Contacts:
USEC	Toshiba	Babcock & Wilcox
Media
Paul Jacobson	Hiroki Yamazaki	Jud Simmons
(301) 564-3399	+81-3-3457-2105	(434) 522-6462
jacobsonp@usec.com	www.toshiba.co.jp/contact/media.htm	hjsimmons@babcock.com

Investors
Steven Wingfield		Jay Roueche
(301) 564-3354		(281) 870-5462